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                                                                     Exhibit 5.2























                                                  October 22, 2002




PCA LLC
PCA Finance Corp.
815 Matthews-Mint Hill Road
Matthews, North Carolina  28105

                       Registration Statement on Form S-4
                       ----------------------------------

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by PCA LLC, a Delaware limited liability company ("PCA"), PCA Finance Corp., a Delaware corporation ("PCA Finance," and together with PCA, the "Issuers") and certain related entities (the "Guarantors"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Issuers' $165,000,000 aggregate principal amount of 11.875% Senior Notes due 2009 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

                  The Exchange Notes are to be offered in exchange for the Issuers' outstanding $165,000,000 aggregate principal amount of 11.875% Senior Notes due 2009


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(the "Initial Notes") issued and sold by the Issuers on June 27, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture (the "Indenture"), dated as of June 27, 2002, among the Issuers, the Guarantors and The Bank of New York, as trustee (the "Trustee").

                  In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i)   the Registration Statement (including its exhibits);

                  (ii) the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

                  (iii) the Registration Rights Agreement included as
Exhibit 4.3 to the Registration Statement.

                  In addition, we have examined (i) those corporate, limited liability company and partnership records of the Issuers and the Guarantors as we have considered appropriate and (ii) those other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

                  We have also relied upon oral and written statements of officers and representatives of the Issuers and the Guarantors, the factual matters contained in the representations and warranties of the Issuers and the Guarantors made in the Documents and upon certificates of public officials and officers of the Issuers and the Guarantors.

                  In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (iv) the authenticity of all the latter documents, (v) the legal capacity of all individuals who have executed any of the documents which we examined and (vi) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

                  We have also assumed, without independent investigation, (i) the enforceability of any of the Documents against each party thereto (other than the Issuers and the Guarantors), (ii) that the Exchange Notes will be issued as described in the Registration Statement, (iii) the Indenture was duly authorized, executed and delivered by the parties thereto (other than the Issuers and the Guarantors) and (iv) the Exchange


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                  Notes and the Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added.

                  With regards to certain matters relating to state law, we have, with your permission, relied upon the opinion of J. Robert Wren filed as
Exhibit 5.1 to the Registration Statement.

                  Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of each of the Issuers enforceable against each of the Issuers in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  The opinion expressed above is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the federal laws of the United States of America and the judicial decisions interpreting these laws. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

                  We consent to the use of our name in the Registration Statement and in the prospectus contained in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                    Very truly yours,


                          /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
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                            PAUL, WEISS, RIFKIND, WHARTON & GARRISON